Exhibit 1

Murano Global Investments PLC Receives Nasdaq Notification Regarding Minimum Bid Price Deficiency

Murano Global Investments PLC (the “Company”) announced today that it has received a letter (the “Notification Letter”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that based on the closing bid price of the Company's ordinary shares for the last 30 consecutive business days, the Company no longer meets the continued listing requirements of Nasdaq under Nasdaq Listing Rule 5550(a)(2), to maintain a minimum bid price of $1 per share.

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company has been provided a compliance period of one hundred eighty (180) calendar days, or until October 5, 2026, to regain compliance with the minimum bid price requirement.

To regain compliance, the closing bid price of the Company’s ordinary shares must meet or exceed $1.00 per share for a minimum of ten (10) consecutive business days during the compliance period.

If the Company does not regain compliance within the initial compliance period, the Company may be eligible for an additional one hundred eighty (180)-day compliance period. To qualify, the Company will be required to meet the continued listing requirements for market value of publicly held shares and all other applicable requirements for initial listing on the Nasdaq Capital Market, with the exception of the bid price requirement, and will need to provide written notice of its intention to cure the deficiency.

The Company intends to monitor the closing bid price of its ordinary shares and may, if appropriate, consider available options to regain compliance with the Nasdaq minimum bid price requirement.

This announcement is made in accordance with the Company’s obligations under applicable securities laws and Nasdaq listing rules.

Forward-Looking Statements

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. When the Company uses words such as “may,” “will,” “intend,” “believe,” “expect,” “monitor,” “project,” “consider” or similar expressions that do not relate solely to historical matters, it is making forward-looking statements.  Forward-looking statements are their managements' current predictions, projections and other statements about future events that are based on current expectations and assumptions available to the Company, and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document. Forward-looking statements are not guarantees of future performance. You should carefully consider the foregoing factors and the other risks and uncertainties described in the "Risk Factors" section of the Company's registration statement on Form F-1 filed by the Company with the U.S. Securities and Exchange Commission (the "SEC"), and other documents filed by the Company from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and all forward-looking statements in this document are qualified by these cautionary statements. The Company assumes no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. The Company gives no assurance that the Company will achieve its expectations. The inclusion of any statement in this communication does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.